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                              FRONTIER CORPORATION
                              180 South Clinton Avenue
                              Rochester, New York 14646

March 25, 1996

Mr. Kevin J. Bennis
1834 Ballybunion Drive
Duluth, Georgia  30155


Dear Mr. Bennis:

The Board of Directors (the "Board") of Frontier Corporation, on behalf of Frontier and its subsidiaries and affiliates (together, the "Company") has determined that it is in the best interests of the Company and its shareowners to be able to avail itself of your continued dedication and service to the Company in the immediate future and in case of Change of Control, as defined later in this letter agreement ("Agreement"). It is therefore the intent of this Agreement to encourage your complete dedication to the Company by providing you with compensation and benefits arrangements while you fulfill your duties now and during the pendency of a Change of Control, should such an event occur, which provide you with a measure of security commensurate with your importance to the Company.

Therefore, upon your signature on a counterpart of this Agreement, the following terms and conditions shall become effective as of March 26, 1996. However, this Agreement does not supersede any stock option agreements or restricted stock grant agreements dated as of March 26, 1996 between the Company and you, all of which shall remain in full force and effect.

1.   Employment.

     1.1   Term.   The Company shall employ you in a senior
executive management capacity as the Company, with your consent, may from time to time designate. This Agreement shall become effective as of March 26, 1996 and shall continue until March 31, 1999, unless earlier terminated or extended in accordance with its terms. Beginning on April 1, 1998 and on each anniversary of
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that date thereafter, the term of this Agreement (the "Term")
shall automatically be extended for one additional year unless either the Company or you has given written notice to the other no later than December 31 of the preceding year that the giver of the notice does not elect to extend the Term. Even if the Company has given you such a notice, if a Change of Control has occurred during the Term and you have met your obligations in the next paragraph of this Section 1.1, the Term will be automatically extended and this Agreement will remain in full force and effect until the last day of the 36th month following the month in which the Change of Control occurs. You acknowledge that, except as set forth in this Agreement, your employment is "at will".

     If, during the Term, a person (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) commences any action that, if consummated, would result in a Change of Control of the Company, or if any person publicly announces an intention or proposal to commence any such action, you agree that you will not leave the Company's employ (other than as a result of death or Disability) and will render the services contemplated in this Agreement for the reasonable duration of the Company's defense against such action and until such action has been abandoned or terminated or a Change in Control has occurred.

     Any termination of your employment during the Term for reasons other than your death shall be evidenced by a written Notice of Termination, which shall specify the provision of this Agreement relied upon for such termination and describe with reasonable detail the facts and circumstances claimed by the sender of such Notice of Termination to provide the basis for termination. Any such Notice of Termination shall also specify the effective date of termination (the "Termination Date"). If you die during the Term the Termination Date shall be the date of your death.

     1.2   Duties.   You shall perform all duties incidental to
your position with the Company, or as may be assigned to you by the Chief Executive Officer of the Company or the Board. You agree to use your best efforts in the business of the Company and to devote your full time attention and energy to the business of
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the Company.  You agree not to work, either on a part-time or independent contracting or consulting basis, with or without compensation, for any other business or enterprise during the Term without the Company's prior consent. Such consent shall not be unreasonably withheld in the case of service on the boards of directors of other corporations and community organizations.

     1.3   Base Compensation.   The Company shall pay you as base
compensation an annual salary of $325,000, in installments in accordance with the Company's policies from time to time in effect, until January 1, 1997. Thereafter, your annual salary may be adjusted by the Company consistent with the Company's results and your performance during the prior year. However, unless the annual salaries of all senior executives of the Company are reduced across-the-board, your annual salary in any year shall not be less than your annual salary during the prior year.

     1.4   Incentive Compensation.   The Company shall establish
and review with you from time to time the performance goals ("Performance Goals") for the Company and you individually, and a methodology for calculating the amount of incentive compensation to be paid upon achievement of such Performance Goals. Incentive compensation shall be payable to you at such time or times as are established under the Company's policies (including the Company's Executive Compensation Program) in effect from time to time.

     1.5   Benefits; Perquisites.   You shall be entitled to
receive the benefits and perquisites provided by the Company under its Executive Compensation program in effect from time to time for executives at the Executive Vice President level.

     1.6   Expenses.   You shall be reimbursed for any reasonable
expenses you incur in connection with your employment during the Term, upon presentation to the Company of an itemized account and receipts of such expenses as required by the Company's policies from time to time in effect.

2.   Developments and Intellectual Property.   You acknowledge
that all developments, including but not limited to trade secrets (including strategies, business plans and customer lists), discoveries, improvements, ideas and writings which either
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directly or indirectly relate to or may be useful in the business of the Company (the "Developments") which you, either alone or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during the Term are the sole and exclusive property of the Company. You will cooperate with the Company's reasonable requests to obtain or maintain rights or protections under United States or foreign law with respect to all Developments. The Company will reimburse you for all reasonable expenses incurred by you in order to comply with this provision of this Agreement, regardless of when such expenses may be incurred.

3.   Confidential Information.   You acknowledge that by reason
of your employment by the Company, especially as a senior executive thereof, you may now or will in the future have access to information of the Company that the Company deems to be confidential and/or proprietary, including but not limited to, information about the Company's strategies, plans, products and services, methods of operation, employees, sales, profits, expenses, customer lists and the relationships between the Company and its customers, suppliers and others who have business dealings with the Company. You covenant and agree that during the Term and thereafter, you will not disclose any such information to any person without the prior written authorization of the Chief Executive Officer of the Company or the Board.

4.   Non-Competition.

     4.1   Covenant.   In consideration of the benefits provided
to you under this Agreement, which you acknowledge are independent consideration, you covenant and agree that during the Restricted Period (as defined below), you will not, directly or indirectly, without the Company's prior consent: (i) own, manage, operate, finance, join, control or participate in the ownership or control of, or be associated as an officer, director, executive, partner or principal, agent, representative, consultant or otherwise with, or use or permit your name to be used in connection with, any enterprise that directly or indirectly competes (as defined below) with the business of the Company in a Restricted Area (as defined below); or (ii) offer or provide employment to, or solicit, interfere with or attempt to entice away from the Company any individual who either is
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employed by the Company at the time of such offer, employment, solicitation, interference or enticement or has been so employed by the Company within 12 months prior to such offer, employment, solicitation, interference or enticement. This Section shall not be construed to prohibit the ownership by you of not more than 1% of any class of securities of any corporation which competes with the Company and which has a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     4.2   Definitions.

     4.2.1 "Competes" means the production, marketing or selling of any product or service of any person or entity other than the Company which resembles or competes with a product or service produced, marketed or sold by the Company (or to your knowledge was under development by the Company) during the period of your employment by the Company (whether under this Agreement or otherwise).

     4.2.2     "Restricted Area" means:


          (a) The Standard Metropolitan Statistical Area (or the equivalent) in which any office, place of employment, business address or POP maintained by the Company is located; or

          (b) Any state of the United States, any province of Canada or any foreign country from which the Company or any of its material subsidiaries or affiliates derives
          5% or more of its annual net income.

     4.2.3     "Restricted Period" means:

          (a)  The period of your employment by the Company
          (whether under this Agreement or otherwise), if your employment is terminated because of your death or Disability;

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          (b)  The period of your employment by the Company
          (whether under this Agreement or otherwise) and 24 months thereafter, if your employment is terminated by the Company for Cause or without Cause (and not by the Company following Change of Control);

          (c) The period of your employment by the Company (whether under this Agreement or otherwise) and, if this Agreement is still in effect at the Termination Date, the number of months remaining in the Term at the Termination Date or 12 months, whichever is longer (but in no event more than 24 months), if you terminate your employment voluntarily (and not for Good Reason); or

          (d) The period of your employment by the Company under this Agreement, if your employment is terminated by you for Good Reason or by the Company following Change of Control.

     4.3   Savings Clause.   If any of the provisions of this
Section 4 are ever determined by a court to exceed the time, geographic scope or other limitations permitted by applicable law in any jurisdiction, then such excessive provisions shall be deemed reduced, in such jurisdiction only, to the maximum time, geographic scope or other limitation permitted in such jurisdiction.

5.   Equitable Relief.   You acknowledge that the restrictions
contained in Sections 2, 3 and 4 of this Agreement are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of the provisions of those Sections will result in irreparable injury to the Company. You also acknowledge that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from such violation. These rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. You agree to submit to the jurisdiction of any New York State court located in Monroe County or the United States District Court for the Western District of New York or of the state court or the federal court
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located in or presiding over the county in which the Company has its corporate headquarters at the applicable time in any action, suit or proceeding brought by the Company to enforce its rights under Sections 2, 3 and/or 4 of this Agreement.

6.   Company's Obligations upon Termination.   The sole
obligations of the Company upon the termination of your employment prior to the failure of either you or the Company to extend the Term in accordance with Section 1.1 of this Agreement are as set forth in this Section 6. Any and all amounts to be paid to you in connection with your termination shall be paid in a lump sum promptly after the Termination Date, but not more than 30 days thereafter.

     6.1   Termination upon Disability or Death.   If your
employment with the Company ends by reason of your death or Disability (as defined later in this Agreement), the Company shall pay you all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including:

     6.1.1     Base compensation;

     6.1.2 Reimbursement for reasonable and necessary expenses incurred by you on behalf of the Company during the Term;

     6.1.3 Pay for earned but unused vacation and floating holidays;

     6.1.4 All compensation you previously deferred (if any) to the extent not yet paid; and

     6.1.5 An amount equal to your "Pro Rata Bonus". Your Pro Rata Bonus shall be determined by multiplying the "Bonus Amount" (as defined below) by a fraction, the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365. The term "Bonus Amount" means: (i) a bonus calculated using the performance metrics of the Company's results and your individual performance for the fiscal year ended prior to the year in which the Termination Date occurs, applied to
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     the payouts set forth under the incentive compensation
     program in effect for the year in which the Termination Date occurs; or (ii) if the Termination Date occurs after the end of a fiscal year but before any bonus related thereto was paid, the bonus you would have received for that fiscal year.

     The amounts described in Sections 6.1.1 through 6.1.4, inclusive, are called elsewhere in this Agreement, collectively, the "Accrued Compensation".

     Except as otherwise provided in this Section 6.1, your entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

     6.2   Termination Without Cause.   If the Company terminates
your employment without Cause (as defined later in this Agreement), the Company shall pay you:

     6.2.1     All Accrued Compensation;

     6.2.2 A Pro Rata Bonus (as defined in Section 6.1.5 above); and

     6.2.3 Severance ("Severance") equal to: (a) twice the sum of (i) the annual base compensation you would have received for the entire fiscal year in which the Termination Date occurs plus (ii) the Bonus Amount plus (iii) $25,000 (being the agreed cash equivalent of the annual value of the perquisites provided to you under the Company's Executive Compensation Program) plus (iv) the Company contributions which would have been made on your behalf to the 401(k) retirement savings plan maintained by the Company (b) reduced by the present value (determined as provided in Section 280G(d)(4) of the Internal Revenue Code of 1986 as amended (the "Code")) of any other amount of severance relating to salary or bonus continuation to be received by you upon termination of your employment under any severance plan, policy or arrangement of the Company.

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     In addition, the Company shall continue to provide to you
and your family at the Company's expense, for 24 months following the Termination Date, the life insurance, disability, medical, dental, vision and hospitalization benefits provided to you and your family immediately prior to the Termination Date.

     Except as otherwise provided in this Section 6.2, your entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

     6.3   Termination for Cause or Voluntary Termination.   If
your employment is terminated for Cause (as defined later in this Agreement), or if you voluntarily terminate your employment other than for Good Reason, the Company shall pay you all Accrued Compensation. Except as otherwise provided in this Section 6.3, your entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

     6.4   Termination for Good Reason or by Company Following
Change of Control.  If you terminate your employment for Good
Reason or the Company terminates your employment following a Change of Control, the Company shall pay you:

     6.4.1     All Accrued Compensation;

     6.4.2     A Pro Rata Bonus; and

     6.4.3     Severance equal to:  (a) three times the sum of
     (i) the annual base compensation you would have received for the entire fiscal year in which the Termination Date occurs plus (ii) the Bonus Amount plus (iii) $25,000 (being the agreed cash equivalent of the annual value of the perquisites provided to you under the Company's Executive Compensation Program) plus (iv) the Company contributions which would have been made on your behalf to the 401(k) retirement savings plan maintained by the Company (b) reduced by the present value (determined as provided in
     Section 280G(d)(4) of the Code or any other amount of severance relating to salary or bonus continuation to be received by you upon termination of your employment under
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     any severance plan, policy or arrangement of the Company.

     In addition, the Company shall continue to provide to you and your family at the Company's expense, for 36 months following the Termination Date, the life insurance, disability, medical, dental, vision and hospitalization benefits provided to you and your family immediately prior to the Termination Date.

     The Company shall reimburse you for all reasonable legal fees and expenses which you may incur following a Change of Control as a result of the Company's attempts to contest the validity or enforceability of this Agreement or your attempts to obtain or enforce any right or benefit provided to you under this Agreement, unless a court determines your actions to be frivolous.

     Except as otherwise provided in this Section 6.4, your entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

7.   Gross-Up Payment.   Notwithstanding anything else in this
Agreement, if it is found that any or all of the payments made to you, including but not limited to payments made by the Company, or under any plan or arrangement maintained by the Company, to you or for your benefit (other than any additional payments required under this Section 7) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code or you incur any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the "Excise Tax"), then you are entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after you pay all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The procedures for the calculation and contesting of any claim that such Excise Tax is due are set forth in the Addendum.

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8.   No Obligation to Mitigate Damages.   You are not required to
mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and the amounts to be paid to you under Section 6 of this Agreement shall not be reduced by any compensation you may earn from other sources. However, if, during any period that you would otherwise be entitled to receive any payments or benefits under this Agreement, you breach your obligations under Section 2, 3 or 4 of this Agreement, the Company may immediately terminate any and all payments and the provision of benefits (to the extent permitted by law and the terms of the benefit plans maintained by the Company from time to time) hereunder.

9.   Successor to Company.   The Company will require any
successor or assignee to all or substantially all of the business and/or assets of the Company, whether by merger, sale of assets or otherwise, by agreement in form and substance reasonably satisfactory to you, to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if such succession or assignment had not taken place. Such agreement of assumption must be express, absolute and unconditional. If the Company fails to obtain such an agreement within three business days prior to the effective date of such succession or assignment, you shall be entitled to terminate your employment under this Agreement for Good Reason.

10.  Survival.   Notwithstanding the expiration or termination of
this Agreement, except as otherwise specifically provided herein, your obligations under Sections 2, 3 and 4 of this Agreement and the obligations of the Company under this Agreement shall survive and remain in full force and effect.

     This Agreement shall inure to the benefit of, and be enforceable by, your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amounts are still payable to you, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to your devisee(s), legatee(s) or other designee(s) or, if there is no such designee(s), to your estate.

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11.  Definitions.   Whenever used in this Agreement, the
following terms shall have the meanings below:

     11.1   "Cause" means:

     11.1.1 You have willfully and continually failed to substantially perform your duties (other than due to an incapacity resulting from physical or mental illness or due to any actual or anticipated failure after you have given a Notice of Termination for Good Reason) after a written demand for substantial performance is delivered to you by the Chief Executive Officer or the Board which specifically identifies the manner in which it is believed that you have not substantially performed your duties; or

     11.1.2 You have willfully engaged in conduct which is demonstrably and materially injurious to the Company
     (monetarily or otherwise); or

     11.1.3 You have willfully engaged in conduct which is illegal or in violation of the Company's Code of Ethics; or

     11.1.4  You have been convicted of a felony; or

     11.1.5  You have violated the provisions of Section 2 and/or
     Section 3 and/or Section 4 of this Agreement

and, in any of the events described in Sections 11.1.1 through
11.1.5 above, the Board adopts a resolution finding that in the good faith opinion of the Board you were culpable for the conduct set forth in any of Sections 11.1.1 through 11.1.5 and specifying the particulars thereof in detail. For the purposes of this Agreement, no act or failure to act on your part shall be considered willful unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company. Any such resolution of the Board must receive the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose of considering the issue, and you must receive reasonable notice of the meeting and have an opportunity, with your counsel, to present your case to the Board.

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     11.2   "Change of Control" means:

     11.2.1 The consummation of a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of the Company's common, voting equity are to be converted into cash, securities or other property. For the purposes of this Agreement, a consolidation or merger with a corporation which was a wholly-owned direct or indirect subsidiary of the Company immediately before the consolidation or merger is not a Change of Control; or

     11.2.2 The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Company's assets; or

     11.2.3 The approval by the Company's shareowners of any plan or proposal for the liquidation or dissolution of the Company; or

     11.2.4 Any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, a direct or indirect wholly-owned subsidiary of the Company or any other company owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of the Company's common, voting equity), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the Company's then outstanding common, voting equity; or

     11.2.5 During any period of two consecutive years, individuals who at the beginning of such period constitute the Board, including for this purpose any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in this Section 11.2.5) whose election or nomination for election by the Company's shareowners was approved by a vote of at least two-thirds of the directors
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     then still in office who were directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Incumbent Board"), cease for any reason to constitute a majority of the Board.

     11.3   "Disability" means:

     11.3.1 Your absence from your duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness; or

     11.3.2 A physical or mental condition which prevents you from satisfactorily performing your duties with the Company and such incapacity or condition is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to you and/or your legal representative.

     11.4   "Good Reason" means:

     11.4.1 Without your express written consent, after a Change of Control, the assignment to you of duties with the Company or with a person, as that term is used in Section 13(d) and 14(d) of the Exchange Act, in control of the Company materially diminished from the duties assigned to you immediately prior to a Change of Control; or

     11.4.2 Without your express written consent, after a Change of Control, any reduction by the Company or any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act, in control of the Company in your annual base compensation or annual bonus at Standard (or equivalent) rating from the amounts of such compensation and/or bonus in effect immediately before and during the fiscal year in which the Change of Control occurred (except that this Section 11.4.2 shall not apply to across-the-board salary or bonus reductions similarly affecting all executives of the Company and all executives of any person in control of the Company); or

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     11.4.3   Without your express written consent, after a
     Change of Control, the failure by the Company or any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act, in control of the Company to increase your annual base compensation or annual bonus at Standard (or equivalent) rating at the times and in comparable amounts as they are increased for similarly situated senior executive officers of the Company and of any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act, in control of the Company; or

     11.4.4 Without your express written consent, after a Change of Control, the failure by the Company or by any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act, in control of the Company to continue in effect any benefit or incentive plan or arrangement (except any benefit plan or arrangement which expires by its own terms then in effect upon the occurrence of a Change of Control) in which you are participating at the time of the Change of Control, unless a replacement plan or arrangement with at least substantially similar terms is provided to you; or

     11.4.5 Without your express written consent, after a Change of Control, the taking of any action by the Company or by any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act, in control of the Company which would adversely affect your participation in or materially reduce your benefits under any benefit plan or arrangement or deprive you of any other material benefit (including any miscellaneous benefit which is not represented and protected by a written plan document or trust) enjoyed by you at the time of a Change of Control; or

     11.4.6 You terminate your employment (other than because of your death or Disability) by giving the Company a Notice of Termination with a Termination Date not later than the first anniversary of the Change of Control; or

     11.4.7 Any failure by the Company to comply with any of its material obligations under this Agreement, after you
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     have given notice of such failure to the Company and the
     Company has not cured such failure promptly after its receipt of such notice.

12.  Notice.   All notices and other communications required or
permitted under this Agreement shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, or by nationally recognized overnight courier, receipt requested, when addressed to you at your official business address when employed by the Company or at your home address as reflected in the Company's records from time to time and when addressed to the Company at its corporate headquarters, to the attention of the Board, with a required copy to the Company's Corporate Counsel.

13.  Amendment and Assignment.   This Agreement cannot be
changed, modified or terminated except in a writing. You may not assign your duties with the Company to any other person.

14.  Severability.   If any provision of this Agreement or the
application of this Agreement to anyone or under any circumstances is determined by a court to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be effective without the invalid or unenforceable provision or application, and such invalidity or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.  Remedies Cumulative; No Waiver.   No remedy conferred on you
or on the Company by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or later existing at law or in equity. No delay or omission by you or by the Company in exercising any right, remedy or power under this Agreement or existing at law or inequity shall be construed as a waiver of such right, remedy or power, and any such right, remedy or power may be exercised by you or the Company from time to time and as often as is expedient or necessary.

16.  Governing Law.   This Agreement shall be governed by and
construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of laws.

17.  Counterparts.   This Agreement may be signed by you and on
behalf of the Company in one or more counterparts, each of which shall be one original but all of which together will constitute one and the same instrument.

If this Agreement correctly sets forth our agreement on its subject matter, please sign and return to me the enclosed copy of this Agreement. Please keep the other copy for your records.


Sincerely,

FRONTIER CORPORATION


By:  /s/Ronald L. Bittner
     -------------------------------------------
     Ronald L. Bittner
     Chairman and CEO


Agreed to on

/s/ Kevin J. Bennis
- ------------------------------
    Kevin J. Bennis

    ADDENDUM TO LETTER AGREEMENT DATED                 , 1996


     The following provisions shall apply to the calculation and procedures relating to the Gross-Up Payment in accordance with
Section 7 of the Agreement.

     1. The Company's independent auditors in the fiscal year in which the Change of Control occurs (the "Accounting Firm") shall determine whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be used in making such determination. The Accounting Firm shall provide detailed supporting calculations, together with a written opinion with respect to the accuracy of such calculations, to you and the Company within 15 business days of the receipt of a written request from either you or the Company. If the Accounting Firm is serving (or has served within the three years preceding the Change in Control) as accountant or auditor for the person in control of the Company following the Change of Control or any affiliate thereof, you may appoint another nationally recognized accounting firm to make the determinations required in connection with the Gross-Up Payment and the substitute accounting firm shall then be referred to as the Accounting
Firm). The Company shall pay you any Gross-Up Payment, determined in accordance with this Addendum, within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that you will not be liable for any Excise Tax, it shall furnish you with a written opinion that your failure to report the Excise Tax on the applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon you and the Company.

     2. If there is uncertainty about how Section 4999 is to be applied when the Accounting Firm makes its initial determination, and as a result the Gross-Up Payment made to you by the Company is determined (after following the procedures set forth in this Addendum) to be less than it should have been made (an "Underpayment"), and you are thereafter required to pay any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment and any such Underpayment shall be promptly paid by the Company to you or for your benefit.

     3. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the Company to pay you the Gross-Up Payment. Your notice shall be given as soon as practicable but no later than ten business days after you have been informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30 day period following the date on which you gave such notice to the Company (or any shorter period, if the taxes claimed are due sooner). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:
(a) give the Company any information reasonably requested by it relating to such claim, (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (c) cooperate with the Company in good faith in order effectively to contest such claim, and (d) permit the Company to participate in any proceedings relating to such claim.

     4. The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in connection with the claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine.

     5. Any extension by the Company of the statute of limitations relating to payment of taxes for the taxable year for which such contested amount is claimed to be due shall be limited solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable under this Agreement and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     6. If the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance.

     7. If you receive a refund of any amount advanced to you by the Company, you will promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If the Company advanced to you any amounts and a determination is made that you will not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and you will not be required to be repay it. The amount of such advance shall offset the amount of the Gross-Up Payment required to be paid.

     8. The Company shall pay all fees and expenses of the Accounting Firm. The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

FRONTIER CORPORATION
180 SOUTH CLINTON AVENUE
ROCHESTER, NY 14646

February 23, 1996

Mr. Kevin Bennis
1834 Ballybunion Drive
Duluth, Georgia  30136

Dear Mr. Bennis,

On behalf of Ronald L. Bittner, Chairman & Chief Executive
Officer, it is my pleasure to extend to you an offer of employment for the position of President, Frontier Communications at Frontier Corporation, reporting directly to the Chief
Executive Officer, and effective April 1, 1996.

As President, Frontier Communications, you will lead all Long Distance Sales, including domestic wholesale, international operations and long distance call centers, and corporate marketing for all products and divisions. At a mutually agreed upon date, your responsibilities will expand to include all cellular and local telephone sales & customer services. Your assignment is currently based out of Frontier's corporate headquarters location at 180 South Clinton Avenue, Rochester, New York.

This position carries with it an annual base salary of $325,000.00. Short term (annual) incentive payout for your position is based upon the following 1996 Corporate objectives:

   OBJECTIVES      THRESHOLD       STANDARD        PREMIER
      EPS           $ 1.55          $1.72          $ 1.81
     EPITDA       $ 645.0 (M)     $ 695.0 (M)    $ 720.0 (M)
   PAYOUT IN %       27.5%           55.0%          96.25%

Although your Short Term Incentive will be prorated for the actual 1996 time worked in Frontier, we have ample flexibility within the Incentive Program to reward outstanding achievement.

In addition to the base and annual short term incentive opportunities, you shall receive, upon approval of Frontier's
Committee on Management, the following additional compensation items:

     1. 200,000 Stock Option Grants which will be granted at the Frontier stock price of April 1, 1996, and will vest:

       A)   66,666 upon first anniversary of date of grant
       B)   66,666 upon second anniversary of date of grant
       C)   66,668 upon third anniversary of date of grant

     2. 50,000 shares restricted stock which vest based upon the price of Frontier stock, close of business, on April 1, 1996:

       A) 16,666 at a pre-determined share price based on 16% stock price growth plus continued employment on the first anniversary of grant date
       B) 16,666 at a pre-determined share price based on 32% stock price growth plus continued employment on the second anniversary of grant date
       C) 16,668 at a pre-determined share price based on 48% stock price growth plus continued employment on the third anniversary of grant date

     3. Three year Employment & Change in Control Contract to include "non-compete" language, and safeguards for company confidential & proprietary information. (Attachment "A")

     4. A loan in the amount of $250,000, forgivable at $50,000 per year for five years. Should you leave the company for any reason before the end of the five year period, the balance remaining will be payable immediately with accrued interest from April 1, 1996 at a rate of prime + 1%. (Attachment "B")

     5. Up to one year temporary housing in Rochester, New York, and reasonable return visits to Atlanta, GA.

     6. Full relocation support for your transfer to Frontier corporate headquarters within one calendar year of your start date.

7.     Standard perks at Executive Vice President level (Attachment
"C").

Of necessity, this offer is contingent upon the following:
  A)   negotiated out
  B) Successful completion of a pre-employment physical and drug screening test
  C) Proof of your identity and authorization to work in the United States (Immigration Law of 1986)
  D)   Completion of the enclosed Employment Contract
  E)   Start date no later than April 1, 1996

Please contact Dr. Gregory Riley, 220 Alexander Street, Suite
501, Rochester, New York 14607 at (716) 454-6700 to arrange for your physical and drug screening. Please let me know the date and time of your appointment.

Kevin, these are exciting times for Frontier. Our future success lies in leaders like you who have the energy, enthusiasm and talent to take Frontier into the next century. Your experience in the competitive marketplace, expertise in marketing and sales, and your fresh approach to leadership and success will accelerate Frontier's growth and establish our position among the major players in telecommunications.

Ron would like to arrange a public announcement of your appointment at a mutually agreeable time. At your earliest convenience, please call him at home at (716) 385-3077 or at the office at (716) 777-8007. If, in addition, there are concerns or terms we failed to cover, please give either Ron or me a call.

Please acknowledge your acceptance of this offer by signing below and returning it in the enclosed, self-addressed envelope no later than March 4, 1996.

Sincerely,

/s/ Janet F. Sansone
Janet F. Sansone
Vice President Human Resources
Frontier Corporation

JFS:pd

I accept the terms and conditions of this offer.


/s/ Kevin J. Bennis
- -----------------------------------
Signature

March 5, 1996
- -----------------------------------
Date

###-##-####
- -----------------------------------
Social Security Number

9/8/53
- -----------------------------------
Date of Birth

April 1, 1996
- -----------------------------------
Start Date

                         PROMISSORY NOTE

$250,000                                            April 1, 1996


  FOR VALUE RECEIVED, Kevin J. Bennis, residing at 1834 Ballybunion Drive, Duluth, Georgia 30155 ("Maker") promises to pay to the order of Frontier Corporation, at its office and principal place of business at 180 South Clinton Avenue, Rochester, New York 14646-0700 ("Payee"), the principal amount of Two Hundred Fifty Thousand Dollars ($250,000). On the condition that Maker remains an employee of Payee or one of its subsidiaries or affiliates, beginning in 1997, the principal amount of this Note shall be deemed paid in equal annual installments of Eighty-three Thousand Three Hundred Thirty-three and 33/100's Dollars ($83,333.33) each on each of the first through third anniversaries of the date hereof, with interest thereon at the applicable federal rate for the month of April 1996.

If Maker ceases to be employed by Payee or any of its subsidiaries or affiliates for any reason whatsoever, the principal amount of this Note then outstanding and interest thereon since the last accrual date at the rate of the prime rate then charged by The Chase Manhattan Bank, N.A. plus one percent shall become immediately due and payable without notice, presentation or demand of any kind, all of which are hereby waived.

No failure or delay on the part of Payee in the exercise of any power or right in this Note shall operate as a waiver thereof, and no exercise or waiver of any single power or right, or the partial exercise thereof, shall affect Payee's rights with respect to any and all other rights and powers.

Maker waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note.

The provisions of this Note shall inure to the benefit of and extend to Payee or any holder hereof or any assigns of Payee.

Any notice given pursuant to this Note shall be in writing and shall be deemed to have been given when delivered by hand or deposited for certified mail delivery in the United States mail with postage prepaid or recognized overnight service and addressed to the party for whom it is intended at the address for such party set forth above or at such other address as to which the parties may from time to time notify each other in like manner.

This Note shall be governed by and construed under the laws of the State of New York, without reference to and regardless of the application of any of its principles of conflicts of law.

In the event that this Note is placed in the hands of an attorney for the collection hereof, Maker agrees to pay all reasonable costs of collection, including reasonable attorneys' fees.

IN WITNESS WHEREOF, Maker has executed and issued this Note on the day and year first set forth above.



                                     /s/ Kevin J. Bennis
                                     -------------------------
                                          Kevin J. Bennis


STATE OF NEW YORK       )
COUNTY OF MONROE        ) ss.:

  On the 27th day of March, 1996, before me personally came Kevin J. Bennis, to me known and known to me to be the same person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same.

                                     /s/ Karen L. Markle
                                     -------------------------
                                     Notary Public